Exhibit 99.1

LIBERMAN BROADCASTING, INC. ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER

BURBANK, CA, January 25, 2012 — Liberman Broadcasting, Inc. (“LBI”), the parent of LBI Media Holdings, Inc. and LBI Media, Inc., announced today that Frederic (Fred) T. Boyer was appointed Senior Vice President and Chief Financial Officer of LBI and each of its subsidiaries on January 20, 2012. Mr. Boyer succeeds Wisdom Lu, who resigned as Chief Financial Officer of LBI on January 20, 2012 to pursue other opportunities.

“We are very thankful for the many contributions Wisdom has made at LBI, and wish her the utmost success in her new ventures,” says Chief Executive Officer, President and Secretary, Lenard D. Liberman. “Moreover, we’re excited about the appointment of Fred as our Chief Financial Officer. Fred has the right mix of experience and will add significant value to the company based on his finance and operational skills and past experience as the Chief Financial Officer of both publicly traded and privately held companies.”

Mr. Boyer, age 67, was most recently the Chief Financial Officer of DataDirect Networks, a data storage infrastructure provider, from 2009 to 2011. At DataDirect Networks, Mr. Boyer was responsible for accounting, finance, information technology, human resources and legal matters. Previously, he served as Senior Vice President, Chief Financial Officer and Corporate Secretary of Optical Communication Products, Inc., a designer and manufacturer of fiber optic components, from 2006 to 2008, where he was responsible for various financial and non-financial functions, including Sarbanes-Oxley compliance, SEC reporting, contract administration, insurance matters and investor relations. Prior to joining Optical Communication Products, Mr. Boyer was Vice President and Chief Financial Officer of Qualstar Corporation, a data storage solutions company, from 2002 to 2006. Mr. Boyer is currently the Treasurer, Chairman of the Finance Committee and a member of Audit Committee of the Board of Directors of WISE & Healthy Aging, a nonprofit organization. Mr. Boyer holds an M.B.A. from Loyola Marymount University, a B.S. in Accounting from California State University, Los Angeles, and a B.S. in Economics from California State Polytechnic University, Pomona.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect LBI Media’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. LBI undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release, except as required by law.

About Liberman Broadcasting, Inc.

Liberman Broadcasting Inc. is a leading Spanish-language entertainment company and one of the largest Spanish-language radio and television broadcasters in the United States, based on revenues and number of stations. Liberman Broadcasting owns 21 radio stations (fifteen FM and six AM) and nine television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Chicago, IL, Dallas-Ft. Worth, TX, Denver, CO, Houston, TX, New York, NY, Phoenix, AZ, Salt Lake City, Utah, and San Diego, CA. In addition, the company owns “EstrellaTV”, a leading Spanish-language national television broadcast network in the United States. Liberman Broadcasting also owns four television production facilities that it uses to produce its core television programming. The company is affiliated with television stations in various states and along with its owned and operated television stations, broadcast EstrellaTV in 37 U.S. designated market areas, including nine each in California and Texas, four in Florida, three in Arizona, two in Nevada and one each in Colorado, Illinois, Nebraska, New Mexico, New York, North Carolina, Oklahoma, Oregon, Utah, and Washington.

Contact:

Frederic (Fred) T. Boyer

Senior Vice President and Chief Financial Officer

Liberman Broadcasting, Inc.

(818) 729-5316

fboyer@lbimedia.com